Exhibit 10.2
SECOND AMENDMENT TO SERVICES AGREEMENT
This SECOND AMENDMENT TO SERVICES AGREEMENT (this “Amendment”) is executed and agreed to be effective as of June 14, 2021, by and among Magnolia Oil & Gas Corporation, a Delaware corporation (“Parent”), Magnolia Oil & Gas Operating LLC, a Delaware limited liability company (“Owner”), and EnerVest Operating, L.L.C., a Delaware limited liability company (“Service Provider”). Parent, Owner and Service Provider are hereinafter each referred to as a “Party” and are collectively referred to as the “Parties.” Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Services Agreement (as defined below).
RECITALS
WHEREAS, the Parties have previously executed that certain Services Agreement, dated as of July 31, 2018, as amended by that certain First Amendment to Services Agreement, dated as of May 1, 2020 (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Services Agreement”);
WHEREAS, pursuant to that certain Termination Notice delivered by Owner to Service Provider dated August 1, 2020, the Services Agreement was terminated effective November 1, 2020;
WHEREAS, pursuant to the terms of the Services Agreement, the Transition Services Period is in effect as of the date hereof; and
WHEREAS, the Parties desire to (a) terminate the Transition Services Period as of June 30, 2021, and (b) further amend the Services Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.The last sentence of Section 4.4 of the Services Agreement is hereby deleted in its entirety and replaced in its entirety with the following:
The “Transition Services Period” shall be the period beginning on the Termination Effective Date and ending on June 30, 2021 (the “TSP Termination Date”). Notwithstanding anything to the contrary in this Agreement, Owner shall pay to Service Provider on the TSP Termination Date an amount equal to the aggregate of (a) the Monthly Services Fees for the months of June 2021 and July 2021, plus (b) to the extent such costs and expenses have not been previously paid by Owner or out of Owner funds or otherwise reimbursed to Service Provider by Owner, reimbursement for all Owner Group Costs incurred by Service Provider in performing the Services, plus (c) the COPAS Payments for the months of May 2021, June 2021, and July 31, 2021, in each case, as set forth on Schedule 4.4 attached hereto (such aggregate amount, the “TSP Termination Amount”). For the avoidance of doubt, Owner’s payment of the TSP Termination Amount shall be in lieu of, and not in addition to, any amounts due under this Agreement in respect of the month of June 2021. Owner may (y) deduct from the TSP Termination Amount any undisputed amounts which are due to Owner as a result of Owner’s audit of Service Provider’s books and records under Section 3.6 and (z) withhold from the TSP Termination Amount any disputed amounts which have not been settled under Section 3.6(d) or Section 3.6(e) during the pendency of the applicable dispute, provided that, for the avoidance of doubt, the treatment of such disputed amounts shall be resolved in accordance with the dispute resolution provisions set forth in Section 3.7 and in this Agreement.
2.Sections 3.6(d) and 3.6(e) of the Services Agreement are hereby deleted in their entirety and are respectively replaced in their entirety with the following:
(d) In the event Owner discovers any discrepancies as a result of any audit performed hereunder, Owner shall prepare and distribute a written report to Service Provider setting forth in reasonable detail such discrepancies no later than June 14, 2021. Thereafter, Service Provider and Owner shall endeavor in good faith to promptly settle any outstanding matters.

(e) All adjustments resulting from an audit which are agreed to by Service Provider and Owner shall be reflected promptly in Service Provider’s books and records and in the books and records of Owner maintained by Service Provider. If any dispute shall arise in connection with an audit and no settlement can be reached by the Parties prior to June 30, 2021, unless otherwise agreed by the Parties, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 3.7 and this Agreement; provided that Owner shall be entitled to exercise its withholding rights during the pendency of any dispute with respect to any disputed amounts as described in Section 4.4.

3.This Amendment shall not constitute an amendment or waiver of any provision of the Services Agreement not expressly referred to herein. Except as otherwise provided herein, the Services Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect, unaltered and unchanged, subject to the provisions hereof and as amended hereby, provided that, in the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Services Agreement, the terms and conditions of this Amendment shall prevail to the extent of such conflict. Without limiting the foregoing, this Amendment is made subject to the Services Agreement (as amended hereby and without otherwise limiting the provisions hereof).
4.This Amendment, the Services Agreement, and the exhibits and schedules hereto and thereto, collectively constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

5.The provisions set forth in Article X of the Services Agreement (other than Sections 10.16 and 10.18 of the Services Agreement) shall apply mutatis mutandis to this Amendment.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

SERVICE PROVIDER:
ENERVEST OPERATING, L.L.C.

By: /s/ Alex Zazzi
Name: Alex Zazzi
Title: President & Chief Executive Officer

OWNER:
MAGNOLIA OIL & GAS OPERATING LLC

By: /s/ Stephen Chazen
Name: Stephen Chazen
Title: President and Chief Executive Officer

PARENT:
MAGNOLIA OIL & GAS CORPORATION

By: /s/ Stephen Chazen
Name: Stephen Chazen
Title: President and Chief Executive Officer

SCHEDULE 4.4
TSP TERMINATION AMOUNT
    The TSP Termination Amount is $6,864,563.49, which amount is the aggregate of the following components:

Component	Amount
Monthly Services Fee for June 2021	$1,669,083.45
Monthly Services Fee for July 2021	$1,669,083.45
Owner Group Costs incurred by Service Provider in performing the Services that have not been previously reimbursed by Owner	$214,765.08
COPAS Payment for May 2021	$1,103,877.17
COPAS Payment for June 2021	$1,103,877.17
COPAS Payment for July 2021	$1,103,877.17
TSP TERMINATION AMOUNT	$6,864,563.49